                                 SCHEDULE 14A
                                (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [_]

Check the appropriate box:
[_]   Preliminary Proxy Statement                [_]  Confidential, For Use of the Commission Only
[X]   Definitive Proxy Statement                            (as permitted by Rule 14a-6(e)(2))
[_]   Definitive Additional Materials
[_]   Soliciting Materials Pursuant to Rule 14a-11(c) or Rule 14a-12

                             SPORTSLINE.COM, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]   No fee required.
[_]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      (1) Title of each class of securities to which transaction applies:

      (2) Aggregate number of securities to which transaction applies:

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

      (4) Proposed maximum aggregate value of transaction:

      (5) Total fee paid:

[_]   Fee paid previously with preliminary materials:

[_]   Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

       (1)  Amount Previously Paid:

       (2)  Form, Schedule or Registration No.:

       (3)  Filing Party:

       (4)  Date Filed:

                                    [LOGO]
                                SportsLine.com

                         2200 West Cypress Creek Road
                        Fort Lauderdale, Florida 33309

                                April 25, 2002

Dear Stockholder:

    You are cordially invited to attend our 2002 Annual Meeting of Stockholders, which will be held at 10:00 a.m. on Wednesday, June 12, 2002, at our offices located at 2200 West Cypress Creek Road, Fort Lauderdale, Florida 33309.

    At the annual meeting, our stockholders will be asked to elect three members to our board of directors. The accompanying Notice of Annual Meeting of Stockholders and Proxy Statement describe in more detail the matters to be presented at the annual meeting.

    The board of directors recommends that you vote in favor of the election of the nominated directors.

    Please take this opportunity to become involved in the affairs of your company. Whether or not you expect to be present at the meeting, please complete, date, sign and mail the enclosed proxy card in the envelope provided. Returning the proxy card does NOT deprive you of your right to attend the meeting and vote your shares in person. If you attend the meeting, you may withdraw your proxy and vote your own shares.

                                         Sincerely,

                                         /s/ Michael Levy

                                         Michael Levy
                                         Chairman of the Board,
                                         President and Chief Executive Officer

                             SPORTSLINE.COM, INC.

                           _________________________

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          To be held on June 12, 2002

                           _________________________


To our Stockholders:

     The 2002 annual meeting of stockholders of SportsLine.com, Inc. will be held at 10:00 a.m., local time, on Wednesday, June 12, 2002, at our offices located at 2200 West Cypress Creek Road, Fort Lauderdale, Florida 33309 for the purpose of considering and acting upon the following:

     1. Election of three members to our board of directors to hold office until our 2005 annual meeting or until their successors are duly elected and qualified; and

     2.   Any other matters that properly come before the meeting.

     The board of directors is not aware of any other business scheduled for the annual meeting. Any action may be taken on the foregoing proposals at the annual meeting on the date specified above, or on any date or dates to which the annual meeting may be adjourned.

     Stockholders of record at the close of business on April 16, 2002 are entitled to notice of, and to vote at, the meeting or at any postponements or adjournments of the meeting.

                                 By Order of the Board of Directors,

                                 /s/ Kenneth Sanders

                                 Kenneth W. Sanders
                                 Secretary

Fort Lauderdale, Florida
April 25, 2002

--------------------------------------------------------------------------------

                             YOUR VOTE IS IMPORTANT

  IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY OR PROXIES, AS THE CASE MAY BE, AS SOON AS POSSIBLE IN THE ENCLOSED POSTAGE PRE-PAID ENVELOPE.

--------------------------------------------------------------------------------


                               TABLE OF CONTENTS
                                                                                                                Page
                                                                                                                ----
About the Meeting...............................................................................................  1
         What is the purpose of the annual meeting?.............................................................  1
         Who is entitled to notice of and to vote at the meeting?...............................................  1
         Who can attend the meeting?............................................................................  1
         What constitutes a quorum?.............................................................................  1
         How do I vote?.........................................................................................  2
         Can I vote by telephone or electronically?.............................................................  2
         Can I change my vote after I return my proxy card?.....................................................  2
         What are the board's recommendations?..................................................................  2
         What vote is required to approve each item?............................................................  2
         Who pays for the preparation of the proxy?.............................................................  3
         Can I see a List of the Stockholders Entitled to Vote??................................................  3
Stock Ownership.................................................................................................  4
         Who are the largest owners of our stock and how much stock do our directors and executive officers own?..............................................................................................  4
         Section 16(a) Beneficial Ownership Reporting Compliance................................................  5
Election of Directors...........................................................................................  6
         Directors Standing for Election........................................................................  6
         Directors Continuing in Office.........................................................................  7
         How are directors compensated?.........................................................................  8
         How often did the board meet during 2001?..............................................................  8
         What committees has the board established?.............................................................  8
         Report of the Audit Committee..........................................................................  9
Management...................................................................................................... 10
         Executive Officers..................................................................................... 10
Executive Compensation and Other Information.................................................................... 11
         Executive Compensation................................................................................. 11
         Stock Option Information............................................................................... 12
         Employment Agreements.................................................................................. 13
         Report of the Compensation Committee on Option Exchanges............................................... 14
         Stock Option Information............................................................................... 14
         Historical Information Regarding Repricing, Replacement of, Cancellation and Regrant of Options........ 15
         Report of the Compensation Committee on Executive Compensation......................................... 17
         Compensation Committee Interlocks and Insider Participation............................................ 18
Performance Graph............................................................................................... 19
Certain Transactions............................................................................................ 20
         CBS Agreement.......................................................................................... 20
         Planned Licensing Agreement............................................................................ 20
         Pezaris Loan........................................................................................... 21
Relationships with Independent Public Accountants............................................................... 21
         Audit Fees............................................................................................. 21
         Financial Information Systems Design and Implementation Fees........................................... 21
         All Other Fees......................................................................................... 21
Other Business.................................................................................................. 21
Shareholder Proposals for the 2003 Annual Meeting............................................................... 21

                                    [LOGO]
                                SportsLine.com


                      2002 ANNUAL MEETING OF STOCKHOLDERS
                      ___________________________________

                                PROXY STATEMENT
                      ___________________________________

     This proxy statement contains information related to our annual meeting of stockholders to be held on Wednesday, June 12, 2002, beginning at 10:00 a.m. local time, at our offices located at 2200 West Cypress Creek Road, Fort Lauderdale, Florida 33309 and at any adjournments or postponements thereof. The approximate date that this proxy statement, the accompanying notice of annual meeting and the enclosed form of proxy are first being sent to stockholders is May 1, 2002. You should review this information in conjunction with our 2001 Annual Report to Stockholders which accompanies this proxy statement.

                               ABOUT THE MEETING

What is the purpose of the annual meeting?

     At the annual meeting, stockholders will elect three directors and act upon any other matters that properly come before the meeting. In addition, our management will report on our performance during 2001 and respond to questions from our stockholders.

Who is entitled to notice of and to vote at the meeting?

     Only stockholders of record at the close of business on the record date, April 16, 2002, are entitled to receive notice of the annual meeting and to vote shares of our common stock that they held on that date at the meeting, or any postponements or adjournments of the meeting. Each outstanding share of common stock entitles its holder to cast one vote on each matter to be voted upon.

Who can attend the meeting?

     All stockholders as of the record date, or their duly appointed proxies, may attend. Please note that if you hold shares in "street name" (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date.

What constitutes a quorum?

     The presence at the meeting, in person or by proxy, of the holders of a majority of all of the shares of common stock outstanding on the record date will constitute a quorum, permitting us to conduct business at the meeting. As of the record date, 36,101,489 shares of our common stock were outstanding. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting but will not be counted as votes cast "for" or "against" any given matter.

     If less than a majority of outstanding shares entitled to vote are represented at the meeting, a majority of the shares present at the meeting, either in person or by proxy, may adjourn the meeting to another date, time or place, and notice need not be given of the new date, time or place if the new date, time or place is announced at the meeting before an adjournment is taken.

How do I vote?

     If you complete and properly sign the accompanying proxy card and return it to us, it will be voted as you direct. If you are a registered stockholder and you attend the meeting, you may deliver your completed proxy card in person. "Street name" stockholders who wish to vote at the meeting will need to obtain a proxy from the institution that holds their shares.

Can I vote by telephone or electronically?

     Many stockholders will have the option to submit their proxies or voting instructions electronically through the Internet or by telephone. Stockholders should check their proxy card or voting instructions forwarded by their broker, bank or other holder of record to see which options are available. Stockholders submitting proxies or voting instructions via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that would be borne by the stockholder.

     The deadline for voting by telephone or electronically is 11:59 p.m. on June 11, 2002.

Can I change my vote after I return my proxy card?

     Yes. Even after you have submitted your proxy card, you may change your vote at any time before the proxy is exercised by filing with our Secretary either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

What are the board's recommendations?

     Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of our board of directors. The board recommends a vote for the election of the nominated slate of directors. See "Election of Directors," page 6.

     The board does not know of any other matters that may be brought before the meeting nor does it foresee or have reason to believe that the proxy holders will have to vote for substitute or alternate board nominees. In the event that any other matter should properly come before the meeting or any board nominee is not available for election, the proxy holders will vote as recommended by the board of directors or, if no recommendation is given, in accordance with their best judgment.

What vote is required to approve each item?

     Election of Directors. The affirmative vote of a plurality of the votes cast at the meeting (either in person or by proxy) is required for the election of directors. A properly executed proxy marked "WITHHOLD AUTHORITY" with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. Stockholders do not have the right to cumulate their votes for directors.

     Other Items. In the event other items are properly brought before the stockholders at the meeting, the affirmative vote of a majority of the votes cast at the meeting (either in person or by proxy) will be required for approval. A properly executed proxy marked "ABSTAIN" with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.

     If you hold your shares in "street name" through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such "broker non-votes" will, however, be counted in determining whether there is a quorum.

Who pays for the preparation of the proxy?

     We will pay the cost of preparing, assembling and mailing the proxy statement, notice of meeting and enclosed proxy card. In addition to the use of mail, our employees may solicit proxies personally and by telephone. Our employees will receive no compensation for soliciting proxies other than their regular salaries. We may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy material to the beneficial owners of our common stock and to request authority for the execution of proxies and we may reimburse such persons for their expenses incurred in connection with these activities.

Can I See a List of the Stockholders Entitled to Vote?

     Any stockholder of record as of the record date may look at the complete list of the stockholders that are entitled to vote at the annual meeting so long as it is for a purpose germane to the annual meeting. A list of stockholders entitled to vote at the annual meeting will be available in these circumstances, during normal business hours, at our offices located at 2200 West Cypress Creek Road, Fort Lauderdale, Florida 33309, for a period of ten days prior to the meeting and at the meeting itself.

                                STOCK OWNERSHIP

Who are the largest owners of our stock and how much stock do our directors and executive officers own?

     The following table shows the amount of common stock beneficially owned as of March 31, 2002 by (a) each of our directors and nominees for director, (b) each of our executive officers named in the Summary Compensation Table below,
(c) all of our directors and executive officers as a group and (d) each person known by us to beneficially own more than 5% of our outstanding common stock. Unless otherwise provided, the address of each holder is c/o SportsLine.com, Inc., 2200 W. Cypress Creek Road, Fort Lauderdale, Florida 33309.

                                                   Outstanding
                                                      Shares        Acquirable       Total Number
                                                   Beneficially       Within           of Shares            Percentage
                                                      Owned          60 Days      Beneficially Owned        of Shares
                      Name                             (a)             (b)         (columns (a)+(b))     Outstanding (%)
-------------------------------------------------------------------------------------------------------------------------
CBS Broadcasting Inc. (1)
Westinghouse CBS Holding Company, Inc. (1)
Viacom Inc. (1)
NAIRI, Inc. (2)
National Amusements, Inc. (2)
Sumner M. Redstone (2)..........................     11,872,312               -        11,872,312 (3)               32.89%

Bear Stearns Asset Management Inc. (4)..........      4,023,200               -         4,023,200 (5)               11.14%

Michael Levy....................................      1,887,792          58,333         1,946,125 (6)                5.38%
Joseph Lacob....................................        388,574          21,250           409,824 (7)                1.13%
Andrew S. Sturner...............................        202,139          19,172              221,311                 *
Mark J. Mariani.................................        189,296          28,466              217,762                 *
Kenneth W. Sanders..............................        195,130          16,666              211,796                 *
Daniel L. Leichtenschlag........................        141,969          12,958           154,927 (8)                *
James C. Walsh..................................        105,000          36,187           141,187 (9)                *
Gerry Hogan.....................................              0          64,187               64,187                 *
Richard B. Horrow...............................         11,000          34,187               45,187                 *
Michael P. Schulhof.............................              0          44,187               44,187                 *
Andrew Nibley...................................              0          24,187               24,187                 *
Thomas Cullen...................................            800          21,250               22,050                 *
Sean McManus....................................              0               -                    -                 *
Russell I. Pillar...............................              0               -                    -                 *
All directors and executive officers as a group
 (15 persons)...................................      3,674,473         398,738            4,073,211                11.16%
-------------------------------------------------------------------------------------------------------------------------

----------------
*          Represents less than 1% of our outstanding common stock.

(1) The address for CBS Broadcasting Inc. ("CBSBI"), Westinghouse CBS Holding Company, Inc. ("W/ CBS HCI") and Viacom Inc. ("Viacom") is 1515 Broadway, New York, New York 10036.

(2) The address for NAIRI, Inc. ("NAIRI"), National Amusements, Inc. ("NAI") and Mr. Redstone is 200 Elm Street, Dedham, Massachusetts 02026.

(3) This information is based on a Schedule 13D, filed with the Securities and Exchange Commission on January 4, 2002, which was jointly filed by CBSBI, W/ CBS HCI, Viacom, NAIRI, NAI and Sumner M. Redstone (collectively, the "Viacom Reporting Persons"). 11,422,312 shares (the "CBS Shares") are indirectly held by W/ CBS HCI thorough its ownership of 100% of the outstanding stock of CBSBI and are indirectly held by Viacom through its ownership of 100% of the outstanding stock of W/ CBS HCI. In addition, Viacom may also be deemed the beneficial owner of 450,000 shares (the "WWO Shares") held by Westwood One, Inc. ("WWO"), as a result of an agreement between WWO and one of Viacom's wholly-owned subsidiaries. Approximately 68% of Viacom's voting stock is owned by NAIRI, which in turn is a wholly owned subsidiary of NAI. Beneficial ownership is attributed to Mr. Redstone as Mr. Redstone is the Chairman of the Board and the beneficial
     owner of a controlling interest in NAI.    CBS and W/ CBS HCI have shared
     voting power and shared dispositive power over the CBS Shares. Viacom, NAIRI, NAI and Mr. Redstone each have shared voting power over the CBS Shares and the WWO Shares and shared dispositive power over the CBS Shares.

(4) The address for Bear Stearns Asset Management Inc. is 383 Madison Avenue, New York, New York 10179.

(5) This information is based on a Schedule 13G filed with the Securities and Exchange Commission by Bears Stearns Asset Management Inc. ("BSAM") on
     February 22, 2002.    According to a Schedule 13G filed with the Securities
     and Exchange Commission by Bear Stearns S&P STARS Portfolio ("STARS") on March 14, 2002, STARS is the beneficial owner of 3,677,500 shares of our common stock which we believe are included in the reported beneficial ownership of common stock by BSAM.

(6) Includes 60,000 shares of common stock held of record by a charitable non-profit corporation of which Mr. Levy is a director and the president.

(7) Includes 9,281 shares of common stock held of record by a trust for the benefit of Mr. Lacob's children for which Mr. Lacob disclaims beneficial ownership.

(8)  Includes 5,707 shares of common stock held of record by Mr.
     Leichtenschlag's wife. Mr. Leichtenschlag resigned from SportsLine.com effective April 30, 2002.

(9) Includes 6,000 shares of common stock held of record by the children of Mr. Walsh.

Section 16(a) Beneficial Ownership Reporting Compliance

     To our knowledge, based solely on a review of the copies of filings furnished to us and written or oral representations that no other reports were required, we believe that all of our directors and executive officers complied during 2001 with the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended, with the exception of a Form 4 for James Walsh reporting certain transactions in April 2001 which was inadvertently filed late.

                             ELECTION OF DIRECTORS

Directors Standing for Election

     Our board of directors is divided into three classes and each class of directors serves for a three-year term, or until successors of that class have been elected and qualified. At the annual meeting, the stockholders will elect three directors, each of whom will serve for a term expiring at the 2005 annual meeting of stockholders, or until his successor has been duly elected and qualified.

     The board has no reason to believe that any nominee will refuse or be unable to serve if elected. However, if any of them should become unavailable to serve as director, the board may designate a substitute nominee or the number of directors may be reduced in accordance with our by-laws. If the board designates a substitute nominee, the persons named as proxies will vote for the substitute nominee designated by the board.

The directors standing for re-election are:

     .    Thomas Cullen

          Thomas Cullen, 42, was appointed as a director in April 1997. He has been a Managing Partner of LoneTree Capital, a private equity investment firm based in Denver, Colorado, since September 2000. Previously, he served as President of MediaOne Ventures, Inc. (formerly U S WEST, Inc. Media Group's Interactive Services Division) from April 1997 until its purchase by AT&T Corp. in June 2000. From 1981 through 1997, Mr. Cullen held various senior positions with U S WEST and MediaOne in the areas of business development, new product initiatives and strategic investments.

     .    Richard B. Horrow

          Richard B. Horrow, 47, was appointed as a director in September 1994. He is an attorney and sports development consultant and has served as President of Horrow Sports Ventures, Inc., a sports consulting firm, since its inception in May 1988. Mr. Horrow also currently serves as a consultant for various sports-related matters to the National Football League, International Speedway Corporation, the PGA TOUR, the Baltimore Orioles, Major League Soccer and the cities of Richmond, Virginia; Birmingham and Montgomery, Alabama; Wilmington and Charlotte, North Carolina; and Wichita, Kansas. Mr. Horrow is a visiting expert on sports law at the Harvard Law School and is the sports business, law and marketing expert for CNN and USA Today/XM Satellite Radio.

     .    Russell I. Pillar

          Russell I. Pillar, 36, was appointed as a director in March 2000. He has served as President and Chief Executive Officer of Viacom Interactive Ventures and its predecessor company, CBS Internet Group, since its formation in January 2000. Mr. Pillar also has served as Managing Partner of Critical Mass Ventures LLC, an Internet-focused venture capital firm, since October 1991. From November 1998 to January 2000, Mr. Pillar served as President and Chief Executive Officer and a director of Richard Branson's Virgin Entertainment Group, Inc., a diversified international entertainment content retailer. From September 1997 to August 1998, Mr. Pillar served as President and Chief Executive Officer of Prodigy Internet, an internet service provider, and served as a member of Prodigy's board of directors, including serving as its Vice Chairman, from October 1996 to February 2000. From December 1993 to September 1996, Mr. Pillar served as President, Chief Executive Officer, and a Director of Precision Systems, Inc., an international telecommunications software provider. In addition to his service on a number of boards of private emerging media and technology companies, Mr. Pillar serves as a director of Marketwatch.com, Inc. Mr. Pillar graduated Phi Beta Kappa, cum laude, with an A.B. from Brown University.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF ALL NOMINEES NAMED ABOVE.

Directors Continuing in Office

     The terms of the following directors expire at the annual meeting of stockholders in 2003:

     .    Gerry Hogan

          Gerry Hogan, 56, was appointed as a director in November 1996. He is currently a private investor. From May 1997 to June 2000, he served as Chairman and Chief Executive Officer of Cygnus Business Media, Inc., a magazine publishing and trade show company. He served as President and Chief Executive Officer of the Home Shopping Network from February 1993 to September 1995. Prior thereto, Mr. Hogan served as vice chairman of Whittle Communications, L.P. from October 1990 to February 1993. From October 1971 to September 1987, Mr. Hogan held various positions at Turner Entertainment Networks and most recently served as President.

     .    Sean McManus

          Sean McManus, 47, was appointed as a director in March 1997. He has served as President of CBS Sports since December 1996. From October 1987 to December 1996, Mr. McManus was Senior Vice President U.S. Television Sales and Programming at Trans World International, the television division of International Management Group. From August 1981 to October 1987, Mr. McManus was Vice President Planning and Development at NBC Sports. From September 1979 to August 1981, Mr. McManus served as Associate Producer and Producer at NBC Sports and from August 1977 to September 1979 he was a Production Assistant to the Associate Producer at ABC Sports.

     .    Michael P. Schulhof

          Michael P. Schulhof, 59, was appointed as a director in November 1997. He is currently a private investor focused on high technology, new media and internet companies. From June 1974 to January 1996, Mr. Schulhof held various positions at Sony Corporation of America, Inc. and most recently served as President and Chief Executive Officer from June 1993 to January 1996. Mr. Schulhof is a trustee of Brandeis University, New York University Medical Center, the International Tennis Hall of Fame and the Brookings Institution, serves on the Board of Directors of the Center on Addiction and Substance Abuse at Columbia University and The American Hospital of Paris Foundations and is a member of the Council on Foreign Relations. Mr. Schulhof is a director of j2 Global Communications, Inc.

     The terms of the following directors expire at the annual meeting of stockholders in 2004:

     .    Michael Levy

          Michael Levy, 55, has served as the Chairman of the Board, President and Chief Executive Officer of SportsLine.com since its inception in February 1994. From 1979 through March 1993, Mr. Levy served as President, Chief Executive Officer and as a director of Lexicon Corporation, a high technology company specializing in data communications and signal processing technology. From January 1988 to June 1993, Mr. Levy also served as Chairman of the Board and Chief Executive Officer of Sports-Tech International, Inc., a company engaged in the development, acquisition, integration and sale of computer software, equipment and computer-aided video systems used by professional, collegiate and high school sports programs. Between June 1993 and February 1994, Mr. Levy was a private investor.

     .    Joseph Lacob

          Joseph Lacob, 46, was appointed as a director in May 1995. He has served as a general partner of Kleiner Perkins Caufield & Byers, a venture capital partnership, since May 1987. Mr. Lacob also serves on the Board of Directors of Corixa, Inc. and Align Technology, Inc., as well as several privately held ventures in the medical and sports media businesses.

     .    Andrew Nibley

          Andrew Nibley, 50, was appointed as a director in March 1996. He served as President and Chief Executive Officer of GetMusic, LLC from October 1999 to December 2001. From January 1998 to September 1999, he served as President of Reuters NewMedia, Inc. and had been a director of Reuters NewMedia, Inc. since January 1994. From January 1994 to January 1998, Mr. Nibley was the Editor and Executive Vice President of Reuters NewMedia, Inc. Mr. Nibley also serves on the Board of Directors of several privately held companies in the online media business.

     .    James C. Walsh

          James C. Walsh, 61, was appointed as a director in August 1994. He is an attorney who has been engaged in the private practice of law since 1968. Mr. Walsh has also served as the President of Namanco Productions, Inc., a sports marketing and management firm, since 1969. Namanco Productions, Inc. is the agent and manager of NFL Hall of Fame quarterback Joe Namath. Mr. Walsh is also a director of Vestin Group, Inc.

How are directors compensated?

     Compensation. During 2001, we did not pay any fees to our directors for performance of their duties as directors; however we did reimburse certain directors for out-of-pocket expenses incurred in the performance of their duties. Commencing in 2002, each non-employee director, other than directors employed by an entity with an ownership interest in SportsLine.com in excess of ten percent (10%) of our outstanding voting securities, will receive an annual cash retainer of $10,000 as well as $2,000 for each board meeting attended by such director in person (limited to one such fee per quarter) and $500 for each committee meeting attended by such director (limited to four such fees per year for audit committee members and two such fees per year for compensation committee members). In addition, each such non-employee director shall receive an annual grant of 6,250 options pursuant to our 1997 Incentive Compensation Plan on February 1 of each year. The compensation that would otherwise be payable to a director that is employed by an entity with an ownership interest in SportsLine.com in excess of ten percent (10%) of our outstanding voting securities shall be paid directly to such entity.

How often did the board meet during 2001?

     Our board of directors met eleven times during 2001, including telephonic meetings, and took action by unanimous written consent once. Each director attended more than 75% of the total number of meetings of the board and committees on which he served.

What committees has the board established?

     Our board of directors has a standing compensation committee and audit committee. We do not have a nominating or similar committee. Our board of directors performs the functions of a nominating or similar committee.

     Compensation Committee. Messrs. Hogan, McManus and Pillar are the current members of our compensation committee. The compensation committee reviews and approves the compensation of our directors, officers and employees, including salaries, bonuses, commission, and benefit plans, and administers our stock plans, including the 1995 Stock Option Plan, the 1997 Incentive Compensation Plan and the 1997 Employee Stock Purchase Plan. During 2001, the compensation committee took action by unanimous written consent twice.

     Audit Committee. Messrs. Cullen, Lacob and Schulhof (Chair) are the current members of our audit committee. The members of our audit committee are independent as defined by the rules and regulations of the Nasdaq Stock Market. The audit committee represents the board in its relations with our independent public accountants and oversees the financial reporting and disclosures prepared by our management. The functions of the audit committee and its activities during the year ended December 31, 2001 are described below under the heading "Report of the Audit Committee."

Report of the Audit Committee

     The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference in any other filing by us under the Securities Act of 1933 or the Securities Exchange Act of 1934.

     The audit committee's role is to act on behalf of the board of directors in the oversight of all material aspects of our corporate financial reporting and our external audit, including, among other things, our internal control structure, the results and scope of the annual audit and other services provided by our independent auditors and our compliance with legal requirements that have a significant impact on our financial reports. Although management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls, the audit committee consults with management and our independent auditors regarding the preparation of financial statements and, as appropriate, initiates inquiries into aspects of our financial affairs. In addition, the audit committee has the responsibility to consider and recommend the appointment of, and to review fee arrangements with, our independent auditors. A full description of the audit committee's primary responsibilities, operating principles and relationship with internal and external auditors is contained in the Charter of the Audit Committee adopted by our board of directors, a copy of which was filed as Appendix A to SportsLine.com's proxy statement dated August 3, 2001. During the year ended December 31, 2001, the audit committee met six times.

     In fulfilling its oversight responsibilities, the audit committee reviewed the audited financial statements for the year ended December 31, 2001 with management including a discussion of the quality of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The audit committee reviewed the financial statements for the year ended December 31, 2001 with the independent auditors and discussed with them all of the matters required to be discussed by Statement of Auditing Standards No. 61, including the auditors' judgments as to the quality, not just the acceptability, of our accounting principles. In addition, the audit committee has received the written disclosures and the letter from the independent auditors required by Independent Standards Board No. 1 and has discussed with the independent auditors their independence from management and SportsLine.com. Finally, the audit committee has considered whether the provision by the independent auditors of non-audit services to SportsLine.com is compatible with maintaining the auditors' independence.

     The members of the audit committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including in respect of auditor independence. Members of the audit committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the audit committee's oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the audit committee's considerations and discussions referred to above do not assure that the audits of the financial statements have been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the auditors are in fact "independent."

     In reliance on the reviews and discussions referred to above, the audit committee recommended to the board of directors that the audited financial statements for the year ended December 31, 2001 be included in SportsLine.com's Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the Securities and Exchange Commission.

     Members of the Audit Committee

          Michael P. Schulhof
          Thomas Cullen
          Joseph Lacob

                                   MANAGEMENT
Executive Officers
     Our current executive officers are:

Name                                            Age                               Position
------------------------------------------------------------------------------------------------------------------------
Michael Levy..................................   55  Chairman of the Board, President and Chief Executive Officer
------------------------------------------------------------------------------------------------------------------------
Mark J. Mariani...............................   45  President, Sales and Marketing
------------------------------------------------------------------------------------------------------------------------
Peter Pezaris.................................   32  President of Operations and Product Development
------------------------------------------------------------------------------------------------------------------------
Kenneth W. Sanders............................   45  President of Finance and Administration and Chief Financial Officer
------------------------------------------------------------------------------------------------------------------------
Andrew S. Sturner.............................   37  President, Corporate and Business Development
------------------------------------------------------------------------------------------------------------------------


     .    Michael Levy

          See "Directors Continuing in Office."

     .    Mark J. Mariani

          Mark J. Mariani has served as President, Sales and Marketing, since June 1999. He joined SportsLine.com in April 1996 as Executive Vice President, Sales. Mr. Mariani is responsible for Sales, Marketing, Radio Operations and Vegas Insider. From August 1991 to March 1996, Mr. Mariani served as Executive Vice President of Sports Sales for Turner Broadcasting Sales, Inc. From June 1990 to August 1991, Mr. Mariani served as Senior Vice President and National Sales Manager for CNN in New York, and from May 1986 to June 1990, Mr. Mariani served as Vice President for CNN Sales Midwest. Prior to joining Turner Broadcasting, Mr. Mariani served as an Account Executive for WBBM, an owned and operated CBS television station in Chicago, Illinois.

     .    Peter Pezaris

          Peter Pezaris has served as SportsLine.com's President of Operations and Product Development since April 2002, responsible for technology and computer operations as well as programming, production and fantasy products. From June 2001 to April 2002, Mr. Pezaris was President, Product Development, responsible for programming, production and fantasy products and prior to June 2001 was Senior Vice President, Product Development, responsible for SportsLine.com's Commissioner.com subsidiary, which produces Fantasy products for CBS SportsLine.com as well as official Fantasy games for NFL.com, AOL.com and CNNSI.com. Mr. Pezaris joined SportsLine in December 1999 when SportsLine acquired Daedalus World Wide Corporation ("DWWC"), the producer of Commissioner.com fantasy products that Mr. Pezaris co-founded in 1995. Prior to DWWC, Mr. Pezaris was a systems and software developer for the investment banking firms of Bankers Trust and Salomon Brothers.

     .    Kenneth W. Sanders

          Kenneth W. Sanders has served as President of Finance and Administration and Chief Financial Officer since January 2001. Mr. Sanders became the Vice President and Chief Financial Officer of SportsLine.com in September 1997 and was appointed Senior Vice President in October 1998. From January 1996 to August 1997, Mr. Sanders served as Senior Vice President, Chief Financial Officer of Paging Network, Inc., the world's largest paging company during the 1990s. From May 1993 to December 1995, Mr. Sanders served as Executive Vice President, Chief Financial Officer and a director of CellStar Corporation, an integrated wholesaler and retailer of cellular phones and related products. Between July 1979 and April 1993, Mr. Sanders was with KPMG Peat Marwick, most recently as an Audit Partner from July 1990 to April 1993.

     .    Andrew S. Sturner

          Andrew S. Sturner has served as President, Corporate and Business Development since June 1999. He joined SportsLine.com as Vice President, Business Development in June 1995 and was promoted to Senior Vice President, Business Development in October 1998. From May 1994 to June 1995, Mr. Sturner served as Vice President of Business Development for MovieFone, Inc., an interactive telephone service company. From March 1993 to May 1994, Mr. Sturner served as President of Interactive Services, an interactive audio text development company that he co-founded in 1992. From August 1990 to March 1993, Mr. Sturner was a bankruptcy associate at the law firm of Stroock & Stroock & Lavan.

                 EXECUTIVE COMPENSATION AND OTHER INFORMATION

Executive Compensation

     The following table sets forth information concerning the compensation paid by us for the three fiscal years ended December 31, 2001 to our Chief Executive Officer and each of our four other highest paid executive officers in 2001.

                          Summary Compensation Table

                                                   Annual                          Long Term
                                             --------------------  ------------------------------------------
                                             Compensation ($)(1)              Compensation Awards
                                             --------------------  ------------------------------------------
              Name and                                             Restricted Stock    Securities Underlying       All Other
-------------------------------------                                                                         ------------------
         Principal Position            Year   Salary     Bonus      Awards ($)(3)           Options (#)         Compensation ($)
-------------------------------------  ---   --------  --------    ------------------  ---------------------- ------------------
Michael Levy.........................  2001  $450,000  $120,000             $552,500               175,000           $26,846 (5)
Chairman, President and                2000   385,000   192,500                                    345,000 (4)        19,747 (5)
 Chief Executive Officer               1999   330,000     -  (2)                                   435,000 (4)        17,420 (5)

Daniel L. Leichtenschlag (6).........  2001   280,000    40,000              129,195                25,000
President of Operations and            2000   210,000   120,000                                    110,000 (4)
 Chief Technology Officer              1999   157,500     -  (2)                                    90,000 (4)

Mark J. Mariani......................  2001   350,000    80,000              208,050                50,000
President, Sales and Marketing         2000   270,000   160,000                                    145,000 (4)
                                       1999   230,000     -  (2)                                   100,000 (4)

Kenneth W. Sanders...................  2001   370,000   100,000              222,300                50,000
President of Finance and
 Administration                        2000   315,000   157,500                                    145,000 (4)
and Chief Financial Officer            1999   270,000     -  (2)                                   100,000 (4)

Andrew S. Sturner....................  2001   350,000    60,000              222,889                50,000
President, Corporate and Business      2000   270,000   135,000                                    145,000 (4)
 Development                           1999   220,000     -  (2)                                   100,000 (4)

_________________
(1) The aggregate value of perquisites and other personal benefits received by the named executive officers are not reflected because the amounts are below the reporting requirements established by the rules of the Securities and Exchange Commission.

(2) In lieu of cash bonuses for 1999, in January 2000 each executive officer was granted options to purchase shares of our common stock in the following amounts: Levy (50,000), Leichtenschlag (15,000), Mariani (25,000), Sanders (25,000) and Sturner (25,000). The options were immediately exercisable at an exercise price of $35.3125 per share and have a term of ten years.

(3) In August 2001, SportsLine.com made offers to its executive officers and certain other key employees who held stock options with an exercise price of more than $6.00 per share to exchange these stock options for restricted shares of SportsLine's common stock at an exchange ratio of one share of restricted stock for each two shares subject to options exchanged.
     Pursuant to such offer, Messrs. Levy, Leichtenschlag, Mariani, Sanders and Sturner agreed to the cancellation of options covering 1,105,000, 261,000, 365,000, 380,000 and 381,006 shares, respectively, in exchange for 552,500, 130,500, 182,500, 190,000 and 190,503 restricted shares, respectively. The market value of the restricted shares as of the applicable grant date is included in this column. All such restricted stock was granted under the 1997 Incentive Compensation Plan and vests as follows: 10% of the total number of shares of restricted stock granted to each executive officer will vest each quarter for which SportsLine.com reports positive EBITDA ("performance vesting"); provided, that if pursuant to the performance vesting less than 25% of the total number of shares of restricted stock granted to an executive officer vest during any year, a number of shares equal to 25% of the total number of shares of restricted stock granted to the executive officer less the amount of shares that vested during the previous twelve months as a result of performance vesting will vest on each anniversary of the grant date. Under the 1997 Incentive Compensation Plan, the shares of restricted stock will vest immediately in the event of certain change of control transactions. At December 31, 2001, the value of the aggregate restricted stock holdings of Messrs. Levy, Leichtenschlag, Mariani, Sanders and Sturner, based on the closing price of our common stock on the Nasdaq National Market on that date ($2.92), was $1,613,300, $381,060, $532,900, $554,800 and $556,269, respectively. As of December
     31, 2001, none of the restricted stock had vested. Dividends, if any, are required to be paid on the restricted stock reported in the table above.

(4) Each option was exchanged for shares of restricted stock in August 2001. See note (3) above.

(5) Represents premiums paid for life and disability insurance policies for the benefit of Mr. Levy.

(6)  Mr. Leichtenschlag resigned from SportsLine.com effective April 30, 2002.

Stock Option Information

     The following table sets forth, with respect to our Chief Executive Officer and our four other highest paid current executive officers named in the Summary Compensation Table, certain information concerning the grant of stock options in 2001.

                       Option Grants in Last Fiscal Year



                                                                                                          -----------------------
                                                                Individual Grants                          Potential Realizable
                                              ----------------------------------------------------------     Value at Assumed
                                               Number of      % of Total                                  Annual Rates of Stock
                                              Securities        Options                                   Price Appreciation for
                                              Underlying      Granted to     Exercise                        Option Term (2)
                                                                                                          -----------------------
                                 Date of       Options       Employees in     Price
Name                              Grant       Granted(1)     Fiscal Year    ($/share)    Expiration Date     5%($)        10%($)
---------------------------     ----------    ----------     -----------    ---------    ---------------   --------    ----------
Michael Levy...............     01/08/2001     175,000         15.98%        $4.625        01/07/2011      $509,562    $1,291,330

Daniel L. Leichtenschlag...     01/08/2001      25,000          2.28          4.625        01/07/2011        72,795       184,476

Mark J. Mariani............     01/08/2001      50,000          4.57          4.625        01/07/2011       145,589       368,951

Kenneth W. Sanders.........     01/08/2001      50,000          4.57          4.625        01/07/2011       145,589       368,951

Andrew S. Sturner..........     01/08/2001      50,000          4.57          4.625        01/07/2011       145,589       368,951

____________

(1) All such options were granted under the 1997 Incentive Compensation Plan and become exercisable in installments over four years. Under our 1997 Incentive Compensation Plan, these options will become immediately exercisable in the event of certain change of control transactions.
(2) Potential realizable value assumes that the stock price increases from the date of grant until the end of the option term (10 years) at the annual rate specified (5% and 10%). The 5% and 10% assumed annual rates of appreciation are mandated by rules of the Securities and Exchange Commission and do not represent our estimate or projection of the future price of our common stock. We do not believe that this method accurately illustrates the potential value of a stock option.

   Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
                                     Values

     The following table sets forth certain information concerning the unexercised options held by our Chief Executive Officer and our four other highest paid current executive officers named in the Summary Compensation Table at December 31, 2001 and the value thereof, based on a value per share of Common Stock of $2.92, the closing price of the Common Stock on the Nasdaq National Market System on December 31, 2001. No stock options were exercised by such persons during 2001.

                                                                   Number of Securities Underlying         Value of Unexercised
                                                                       Unexercised Options at            In-the-Money Options at
                                       Shares                           December 31, 2001 (#)             December 31, 2001 ($)
                                    Acquired on      Value              ---------------------             ---------------------
Name                                Exercise(#)   Realized($)     Exercisable        Unexercisable      Exercisable  Unexercisable
----                                ------------  -----------     -----------        -------------      -----------  -------------
Michael Levy......................            -            -                -            175,000                 -           -
Daniel L. Leichtenschlag..........            -            -            4,625             25,000                 -           -
Mark J. Mariani...................            -            -           11,800             50,000        $   27,081           -
Kenneth W. Sanders................            -            -                -             50,000                 -           -
Andrew S. Sturner.................            -            -            2,506             50,000                 -           -

Employment Agreements

     SportsLine.com has entered into an employment agreement with Michael Levy, its President and Chief Executive Officer and Chairman of the Board of Directors. The term of the agreement is three years and is automatically extended by one day for each day elapsed so that at all times the term shall be for a three-year period. Mr. Levy will receive an annual base salary of at least $385,000 for each fiscal year beginning January 1, 2000. On January 1, 2001 and on each January 1 thereafter, such Base Salary shall be increased by an amount equal to 10% of the base salary payable to Mr. Levy during the preceding calendar year. Effective January 1, 2002, Mr. Levy's base salary has been set to $495,000. In addition, Mr. Levy shall receive an annual bonus equal to 50% of his base salary for each fiscal year for which SportsLine.com achieves its budgeted EBITDA target, as approved by the compensation committee, and such other bonuses as may be awarded from time to time by the board or the compensation committee. During each calendar year of the term of the agreement, SportsLine.com will grant Mr. Levy options to purchase at least 175,000 shares of Common Stock at exercise prices to be determined at the time of grant. If Mr. Levy's employment is terminated by SportsLine.com other than by reason of death, Disability (as defined in the agreement) or Cause (as defined in the agreement), or by Mr. Levy for Good Reason (generally defined as a material breach by SportsLine.com of the agreement), SportsLine.com will pay Mr. Levy within five days of such termination the sum of his accrued base salary and vacation pay through the date of termination, an amount equal to three times his current annual base salary plus an amount equal to three times the greater of the average bonus received by Mr. Levy for the prior three years or the most recent bonus paid to Mr. Levy, and maintain certain benefits for Mr. Levy for a period of three years. In addition, upon such termination by SportsLine.com other than by reason of death, Disability or Cause or by Mr. Levy for Good Reason or upon the happening of a Change of Control (as defined in the agreement), at the time his employment is so terminated or on the date of such Change of Control, as the case may be, all shares of restricted stock held by Mr. Levy shall no longer be subject to forfeiture and all unvested stock options held by Mr. Levy will immediately vest and be exercisable for one year following the date of termination or Change of Control, as applicable, or, if earlier, until the then scheduled expiration date(s) of such options. In addition, upon a change of control caused by CBS Broadcasting Inc., or any of its affiliates, becoming the beneficial owner of forty percent or more of SportsLine.com's outstanding voting securities as a result of the issuance of such securities by SportsLine.com, Mr. Levy shall be entitled, at his discretion, to surrender any out-of-the-money stock options held by him at such time for shares of common stock issued pursuant to the 1997 Incentive Compensation Plan at an exchange rate of one share of common stock for every two options surrendered. During his employment and for a period of two years after termination, Mr. Levy is prohibited from competing with SportsLine.com or soliciting employees or former employees of SportsLine.com.

     SportsLine.com has entered into employment agreements with each of its other executive officers, specifically Kenneth W. Sanders (President of Finance and Administration and Chief Financial Officer), Mark J. Mariani (President, Sales and Marketing), Andrew S. Sturner (President, Corporate and Business Development) and Peter Pezaris (President of Operations and Product Development). Each agreement is for a term of three years and is automatically extended by one day for each day elapsed so that at all times the term shall be for a three-year period. Messrs. Mariani, Sturner, Sanders and Pezaris will receive annual base salaries of at least $270,000, $270,000, $315,000 and $210,000, respectively; an annual bonus equal to 50% of their base salary for each fiscal year for which SportsLine.com achieves its budgeted EBITDA target (or revenue target, in the case of Mr. Mariani's agreement), as approved by the compensation committee; and such other bonuses as may be awarded from time to time by the board or the compensation committee. During each calendar year, SportsLine.com will grant each of the foregoing executives options to purchase at least 50,000 shares of Common Stock, in each case at exercise prices to be determined at the time of grant. If any of these executive's employment is terminated by SportsLine.com other than by reason of death, Disability (as defined) or Cause (as defined), or by the executive for Good Reason (generally defined as a material breach by SportsLine.com of the agreement), SportsLine.com will pay such executive within thirty (30) days of such termination the sum of such executives accrued base salary and any accrued incentive compensation plus a pro rata portion of his most recent bonus and pay to the executive in bi-weekly installments for a period of two years an aggregate amount equal to two times his current base salary plus an amount equal to two times the greater of the average bonus received by such executive for the prior three years or the most recent bonus paid to such executive and maintain certain benefits for him for a period of two years. In addition, upon such termination by SportsLine.com other than by reason of death, Disability or Cause or by the executive for Good Reason or upon the happening of a Change of Control (as defined in the agreement), at the time his employment is so terminated or on the date of such Change of Control, as the case may be, all shares of restricted stock held by such executive shall no longer be subject to forfeiture and all unvested stock options held by him will immediately vest and be exercisable for one year following the date of termination or Change of Control, as applicable, or, if earlier, until the then scheduled expiration date(s) of such options. In addition, upon a change of control caused by CBS Broadcasting Inc., or any of its affiliates, becoming the beneficial owner of forty percent or more of SportsLine.com's outstanding voting securities as a result of the issuance of such securities by SportsLine.com, each executive shall be entitled, at his discretion, to surrender any out-of-the-money stock options held by him at such time for shares of common stock issued pursuant to the 1997 Incentive Compensation Plan at an exchange rate of one share of common stock for every two options surrendered. During each executive's employment and for a period of two years after termination, each executive is prohibited from competing with SportsLine.com or soliciting employees or former employees of SportsLine.com.

Report of the Compensation Committee on Option Exchanges

     In August 2001, the compensation committee approved the implementation of a restricted stock award program pursuant to the stock issuance provisions of the 1997 Incentive Compensation Plan. Each executive officer and certain other key employees identified to the compensation committee by the chief executive officer were given the opportunity under the program to surrender his or her outstanding options with exercise prices in excess of $6.00 per share in return for shares of restricted stock at an exchange ratio of two option shares for every one share of restricted stock. Pursuant to this program, an aggregate of 1,909,458 shares of restricted stock were issued in exchange for the cancellation of outstanding stock options to purchase in the aggregate 3,818,919 shares of common stock, of which an aggregate of 1,265,503 shares of restricted stock were granted to the executive officers of SportsLine.com, including the
chief executive officer.   See note 3 to the Summary Compensation Table above.
The restricted stock granted pursuant to the program vests as follows: 10% of the total number of shares of restricted stock granted to each employee will vest each quarter for which SportsLine.com reports positive EBITDA ("performance vesting"); provided, that if pursuant to the performance vesting less than 25% of the total number of shares of restricted stock granted to an employee vest during any year, a number of shares equal to 25% of the total number of shares granted to the employee less the amount of shares that vested during the previous twelve months as a result of performance vesting will vest on each anniversary of the grant date.

     The compensation committee believed that this program was necessary because equity incentives constitute a significant component of the total compensation package of our executive officers and other key employees and play a substantial role in our ability to retain the services of these individuals essential to the Company's long-term financial success. The compensation committee felt that SportsLine.com's ability to retain these individuals would be significantly impaired, unless their out-of-the-money options were replaced with valuable equity incentives which they would forfeit were they to terminate their employment with SportsLine.com prior to vesting in their awards. Accordingly, in order for the restricted stock awards to serve their primary purpose of assuring the continued services of each participant in the program, a new four-year installment vesting schedule was imposed on those awards, with the ability for such awards to vest earlier upon the achievement of SportsLine.com's financial success.

     Prior to the approval of the implementation of the program by the compensation committee, the committee engaged an outside compensation consultant to review several aspects of SportsLine.com's executive compensation program, including but not limited to an analysis of the outstanding options under SportsLine.com's 1997 Incentive Compensation Plan, and our approval of the program was based in part on the recommendations of such outside consultant.
The restricted stock grants provide a valuable retention incentive to the executive officers and key employees critical to SportsLine.com's financial performance. However, those individuals will not receive the benefits of the awards unless they in fact remain employed by SportsLine.com and earn those shares through their continued services.

     Members of the compensation committee

          Gerry Hogan
          Sean McManus
          Russell Pillar

Historical Information Regarding Repricing, Replacement or Cancellation and Regrant of Options

     The following table sets forth information concerning the repricing, replacement or cancellation and regrant of options held by persons who are executive officers of SportsLine.com. The table reflects all repricings, replacements or cancellations and regrants of options that have occurred since 1997 when SportsLine.com became a reporting company under Section 13 of the Securities and Exchange Act of 1934, as amended. This information is required to be included in this proxy statement as a result of the "repricing" consisting of the grants by SportsLine.com to its executive officers and others of restricted stock vesting over four years, subject to earlier vesting in certain circumstances, and the relinquishment by such individuals of the indicated number of stock options set forth below. See "Report of the Compensation Committee on Option Exchange Program" and note 3 to the Summary Compensation Table appearing earlier in this proxy statement for further information.

                                                                                                                    Length of
                                                                Market Price      Exercise                       Original Option
                                                 Number of      of Stock at       Price at                       Term Remaining
                                                  Options         Time of         Time of          New             at Date of
                                                Repriced or     Repricing or      Repricing or   Exercise         Repricing or
Name                               Date           Amended        Amendment        Amendment       Price             Amendment
------------------------------------------------------------------------------------------------------------------------------------

Michael Levy................     8/17/2001         150,000       $   1.00          $ 8.0000             -       6 years, 4 months
                                 8/17/2001         175,000           1.00           14.0625             -       7 years, 1 months
                                 8/17/2001         235,000           1.00           31.7500             -       7 years, 10 months
                                 8/17/2001         200,000           1.00           17.0000             -            8 years
                                 8/17/2001         175,000           1.00           35.3125             -       8 years, 5 months
                                 8/17/2001          50,000           1.00           35.3125             -       8 years, 5 months
                                 8/17/2001          20,000           1.00           11.6250             -       8 years, 8 months
                                 8/17/2001         100,000           1.00            7.8125             -       9 years, 2 months

Daniel L. Leichtenschlag....     8/24/2001           4,000           0.99            8.0000             -       5 years, 9 months
                                 8/24/2001          12,000           0.99            8.0000             -            6 years
                                 8/24/2001          15,000           0.99            8.0000             -       6 years, 4 months
                                 8/24/2001          20,000           0.99           14.0625             -       6 years, 10 months
                                 8/24/2001          10,000           0.99           15.5625             -       7 years, 4 months
                                 8/24/2001          40,000           0.99           30.6875             -       7 years, 9 months
                                 8/24/2001          50,000           0.99           31.7500             -       7 years, 10 months
                                 8/24/2001          25,000           0.99           35.3125             -       8 years, 5 months
                                 8/24/2001          15,000           0.99           35.3125             -       8 years, 5 months
                                 8/24/2001          20,000           0.99            11.625             -       8 years, 8 months
                                 8/24/2001          50,000           0.99            7.8125             -       9 years, 2 months

Peter Pezaris...............     9/04/2001          25,000           0.95            45.875             -       8 years, 3 months
                                 9/04/2001           4,000           0.95            11.625             -       8 years, 8 months
                                 9/04/2001          10,000           0.95            7.8125             -       9 years, 2 months

Mark J. Mariani.............     08/15/01            8,000           1.14            8.0000             -       5 years, 11 months
                                 08/15/01           12,000           1.14            8.0000             -       6 years, 4 months
                                 08/15/01           40,000           1.14           14.0625             -       6 years, 10 months
                                 08/15/01           30,000           1.14           14.0625             -        7 years, 1 month
                                 08/15/01           30,000           1.14           15.5625             -        7 years, 4months
                                 08/15/01          100,000           1.14           31.7500             -       7 years, 10 months
                                 08/15/01           50,000           1.14           35.3125             -       8 years, 5 months
                                 08/15/01           25,000           1.14           35.3125             -       8 years, 5 months
                                 08/15/01           20,000           1.14           11.6250             -       8 years, 8 months
                                 08/15/01           50,000           1.14            7.8125             -       9 years, 2 months
                                 9/16/1998          40,000        14.0625           29.4400      $14.0625       9 years, 9 months

                                                                                                                    Length of
                                                                Market Price      Exercise                       Original Option
                                                 Number of      of Stock at       Price at                       Term Remaining
                                                  Options         Time of         Time of          New             at Date of
                                                Repriced or     Repricing or      Repricing or   Exercise         Repricing or
Name                               Date           Amended        Amendment        Amendment       Price             Amendment
------------------------------------------------------------------------------------------------------------------------------------
Kenneth W. Sanders..........     8/14/2001          17,500           1.17            8.0000             -       5 years, 11 months
                                 8/14/2001          17,500           1.17            8.0000             -       6 years, 4 months
                                 8/14/2001          40,000           1.17           14.0625             -       6 years, 10 months
                                 8/14/2001          30,000           1.17           14.0625             -        7 years, 1 month
                                 8/14/2001          30,000           1.17           15.5625             -        7 years, 4months
                                 8/14/2001         100,000           1.17           31.7500             -       7 years, 10 months
                                 8/14/2001          50,000           1.17           35.3125             -       8 years, 5 months
                                 8/14/2001          25,000           1.17           35.3125             -       8 years, 5 months
                                 8/14/2001          20,000           1.17           11.6250             -       8 years, 8 months
                                 8/14/2001          50,000           1.17            7.8125             -       9 years, 2 months
                                 9/16/1998          40,000        14.0625           29.4400       14.0625       9 years, 9 months

Andrew S. Sturner...........     8/14/2001           3,006           1.17            8.0000             -       5 years, 11 months
                                 8/14/2001           7,049           1.17            8.0000             -       6 years, 4 months
                                 8/14/2001          25,951           1.17           14.0625             -       6 years, 10 months
                                 8/14/2001          70,000           1.17           14.0625             -        7 years, 1 month
                                 8/14/2001          30,000           1.17           15.5625             -        7 years, 4months
                                 8/14/2001         100,000           1.17           31.7500             -       7 years, 10 months
                                 8/14/2001          50,000           1.17           35.3125             -       8 years, 5 months
                                 8/14/2001          25,000           1.17           35.3125             -       8 years, 5 months
                                 8/14/2001          20,000           1.17           11.6250             -       8 years, 8 months
                                 8/14/2001          50,000           1.17            7.8125             -       9 years, 2 months
                                 9/16/1998          30,000        14.0625           29.4400       14.0625       9 years, 9 months

     The following Report on Executive Compensation and the performance graph included elsewhere in this proxy statement do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing by us under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this Report or the performance graph by reference therein.

Report of the Compensation Committee on Executive Compensation

     Compensation Philosophy and Review. Our compensation philosophy for executive officers serves two principal purposes:

     . to provide a total compensation package for officers that is competitive and enables SportsLine.com to attract and retain key executive and employee talent needed to accomplish SportsLine.com's long-term business objectives; and

     . to directly link compensation to improvements in SportsLine.com's performance and increases in stockholder value as measured principally by the attainment of positive EBITDA, the trading price of SportsLine.com's Common Stock and an individual's contribution and personal performance.

   The compensation committee reviews, recommends and approves changes to SportsLine.com's compensation policies and benefits programs, administers SportsLine.com's stock option plans, including approving stock option grants, and otherwise seeks to ensure that SportsLine.com's compensation philosophy is consistent with its best interests and is properly implemented.

   Elements of Executive Officer Compensation. SportsLine.com's executive compensation consists primarily of base salary, health insurance and similar benefits, cash bonuses, the award of stock options and restricted stock designed to provide long-term incentive and eligibility to participate in compensation and benefit programs available to other employees, including SportsLine.com's Employee Stock Purchase Plan. In addition, the compensation committee may recommend the grant of discretionary bonuses to SportsLine.com's executive officers. The compensation committee believes that in the highly competitive, emerging markets in which SportsLine.com operates, equity-based compensation provides the greatest incentive for outstanding executive performance and the greatest alignment of management and stockholder long-term interests.

   Officer Salaries. The compensation committee reviews the annual salary of the executive officers, including the Chief Executive Officer. In determining the appropriate salary levels, the compensation committee considers, among other factors, the officer's scope of responsibility, prior experience, past accomplishments, and data on prevailing compensation levels in relevant markets for executive talent. The compensation committee did not approve executive officer salary increases for 2002 for the executive officers other than the chief executive officer.

   SportsLine.com has entered into an employment agreement with Michael Levy, its President and Chief Executive Officer and Chairman of the Board of Directors. All aspects of Mr. Levy's fiscal year 2001 compensation were governed by this employment agreement, including the grant of options to purchase 175,000 shares of common stock. Pursuant to the terms of this employment agreement, , Mr. Levy's salary was increased to $495,000, effective January 1, 2002.

   Stock Option Grants and Restricted Stock. SportsLine.com has utilized long-term equity compensation as an important element for compensating and providing incentives to its executive officers. It is SportsLine.com's practice to set option exercise prices for officers at not less than 100% of the stock fair market value on the date of grant. Thus, the value of the stockholders' investment in SportsLine.com must appreciate before an optionee receives any financial benefit from the option. Options are generally granted for a term of ten years. Options granted to executive officers generally provide that they are not exercisable until one year after the date of grant, at which time they become exercisable on a cumulative basis at a maximum annual rate of 25% of the total number of shares underlying the option grant. In determining the size of the stock option grants, the compensation committee considers various subjective factors primarily relating to the responsibilities of the individual officers, and also to their expected future contributions and the number of shares owned by the officer or which continue to be subject to vesting under outstanding options. In addition, the compensation committee examines the level of equity incentives held by each officer relative to the other officers' equity positions and their tenure, responsibilities, experience, and value to SportsLine.com. During 2001, the compensation committee granted all executive officers as a group (including Mr. Levy) additional options to purchase an aggregate of 350,000 shares of SportsLine.com common stock. The number of options granted to each executive officer during 2001 was the minimum amount specified in the employment agreement of each such executive officer. In addition, the compensation committee granted an aggregate of 1,265,503 shares of restricted stock to the executive officers (including Mr. Levy) in exchange for the cancellation of options to purchase an aggregate of 2,531,006 shares of SportsLine.com common stock. See "Report of the Compensation Committee on Option Exchanges" and note 3 to the Summary Compensation Table appearing earlier in this proxy statement for further information.

   Annual Cash Bonuses. Annual cash bonus awards are based on both individual performance and the performance of SportsLine.com relative to an annual plan prepared before the beginning of each fiscal year and approved by the board of directors, reflecting appropriate progress toward SportsLine.com's long-term goals. Bonus awards vary depending on the officer's base salary. In granting cash bonuses for 2001, the compensation committee considered a number of factors, including the role played by executive officers in achieving several important goals during 2001 such as the increase in core advertising revenue from traditional advertisers, the attainment of the NFL.com relationship and the extension of the AOL agreement, the successful implementation of cost-containment initiatives, and the growth of SportsLine.com's fantasy offerings, and awarded the annual bonuses set forth in the Summary Compensation Table. The annual bonuses were less than the maximum amounts set forth in each executive's employment agreement.

   Summary. The compensation committee believes that SportsLine.com's compensation programs are competitive with those of other technology and Internet companies.

   Policy on Deductibility of Compensation. Section 162(m) of the U.S. Internal Revenue Code limits the tax deductibility by a corporation of compensation in excess of $1 million paid to the Chief Executive Officer and any other of its four most highly compensated executive officers. Certain performance-based compensation is not subject to the limitation on deductibility.

   It is our policy to qualify, to the extent reasonable, our executive officers' compensation for deductibility under applicable tax law. However, we intend to retain the flexibility necessary to provide total compensation in line with competitive practice, SportsLine.com's compensation philosophy, and SportsLine.com's and its stockholders' best interests and may from time to time pay compensation to its executive officers that may not be deductible.

   Members of the compensation committee

          Gerry Hogan
          Sean McManus
          Russell Pillar

Compensation Committee Interlocks and Insider Participation

   The compensation committee is comprised of Gerry Hogan, Sean McManus and Russell Pillar. No member of the compensation committee is a present or former officer or employee of SportsLine.com. No interlocking relationship exists between the members of the compensation committee and the board of directors or compensation committee of any other company.

                               PERFORMANCE GRAPH

  The following graph compares, for the period from November 13, 1997 (the date that our common stock was first publicly traded) to December 31, 2001, the cumulative total stockholder return on our common stock with:

     .     the Nasdaq Stock Market (U.S. companies) Index; and

     .     the J.P. Morgan H&Q Internet Index.

     The graph assumes that $100 was invested on November 13, 1997 in our common stock, the Nasdaq Stock Market Index and the J.P. Morgan H&Q Internet Index, and further assumes no payment or reinvestment of dividends. The stock price performance on the following graph is historical and not necessarily indicative of future stock price performance.

                                    [GRAPH]

                 11/13/97     12/31/97      12/31/98      12/31/99     12/31/00    12/31/01
SPLN            $  100.00    $  134.38     $  194.54     $  626.56    $   66.41   $   36.50
Nasdaq          $  100.00    $  101.13     $  142.58     $  264.91    $  159.34   $  126.43
Composite
J.P. Morgan     $  100.00    $  110.04     $  263.95     $  919.62    $  372.99   $  231.85
H&Q Internet
Index

                             CERTAIN TRANSACTIONS

CBS Agreement

     In March 1997, we entered into a strategic alliance with CBS pursuant to which CBS acquired a minority ownership interest in us and our flagship Web site was renamed "cbs.sportsline.com." The CBS agreement was amended in February 1999 (as amended, the "CBS Agreement") to extend the term for an additional five years, effective as of January 1, 1999, through 2006. Over the term of the agreement, we have the right to use certain CBS logos and television-related sports content and will receive extensive network television advertising and on-air promotions. Commencing with calendar year 1999, CBS is obligated to provide advertising and promotion of the cbs.sportsline.com Web site pursuant to a fixed promotion schedule. Under the agreement, CBS has the right to receive specified percentages of our net revenues. The agreement requires us to maintain and operate our flagship Web site, cbs.sportsline.com, in accordance with certain guidelines and restrictions and to cease using any content on cbs.sportsline.com which CBS determines conflicts, interferes with or is detrimental to the reputation or business of CBS or which becomes subject to any third party restriction or claim which would prohibit, limit or restrict the use of such content on the Internet. CBS has the right to terminate the agreement upon the acquisition by a CBS competitor of 40% or more of the voting power of our equity securities or in certain other circumstances, including if we breach a material term or condition or the agreement or if we become insolvent or subject to bankruptcy or similar proceedings.

    In consideration of additional promotional and advertising opportunities, at the time of the execution of the amendment in 1999, the Company accelerated the issuance of the remaining shares that were formerly to be issued in 2000 and 2001 (567,579 and 485,358 shares, respectively), issued additional warrants to purchase 1,200,000 shares of common stock at per share exercise prices ranging from $23.00 in 1999 to $45.00 in 2001 and became obligated to issue additional shares of common stock valued at $100 million between 2002 and 2006. As of December 31, 2001, all unexercised warrants issued to CBS have expired. Shares having a fair market value of $20 million will be issued each year based on the average of closing prices of the common stock on the Nasdaq National Market for the five-day period ending on the day prior to the applicable issue dates. On January 1, 2002, the Company issued to CBS 6,882,312 shares of the Company's stock, valued at $20 million. At March 31, 2002, CBS owned approximately 11.4 million shares of our common stock, representing approximately 32% of our 36.1 million outstanding common shares. Additionally, pursuant to the 1999 amendment, the original revenue sharing provisions of the CBS agreement were eliminated and replaced by a new revenue sharing formula, which is calculated on a broader revenue base and at a lower rate. For the year ended December 31, 2001, revenue share payments of $3,488,184 were payable to CBS pursuant to the agreement. Furthermore, during 2001, SportsLine.com expensed $3,000,000 related to shares issued to Westwood One, Inc., a company that may be deemed an affiliate of CBS, in exchange for advertising and promotion and purchased approximately $2,227,000 of television, radio and outdoor advertising for cash from CBS and certain of its affiliates.

     In July 2001, SportsLine.com entered into a multi-year agreement to produce the NFL's Internet sites, including nfl.com, superbowl.com, nfleurope.com and playfootball.com. CBS is also a party to this agreement and, as such, is entitled to receive a share of the gross revenues, if any, in excess of approximately $50 million generated during the term of the agreement after the payment of certain sales commissions and SportsLine.com's recoupment of production and hosting expenses. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Overview" in our Annual Report on Form 10-K for the year ended December 31, 2001 for further information regarding this agreement.

Planned Licensing Agreement

     In August 1994, we entered into a five-year agreement with Planned Licensing, Inc., a wholly owned subsidiary of Namanco Productions, Inc., pursuant to which Planned Licensing, Inc. agreed to cause Joe Namath to provide certain services to us, including endorsements of our products. James C. Walsh, one of our directors, is the president and sole stockholder of Namanco Productions, Inc. Our agreement was amended and extended for an additional five-year period in October 1999. Under the amended agreement, we are obligated to pay Planned Licensing, Inc. $200,000 per year in cash on a quarterly basis commencing on January 1, 2000 and royalties at a rate of $0.15 per month for each paid subscriber who became a member from the date our service became generally available to end users on a commercial basis through and including June 30, 1999 and continues to be a paid subscriber. The amounts paid to Planned Licensing pursuant to this agreement for the year ended December 31, 2001 were $267,000.

Pezaris Loan

     In April 2001, SportsLine.com loaned Peter Pezaris, our President, Product Development, $200,000 at an annual interest rate of 5.5% secured by 50,000 shares of our common stock owned by Mr. Pezaris. The loan was made in connection with Mr. Pezaris' relocation from New York to our Fort Lauderdale headquarters. The loan and accrued interest were paid in full by Mr. Pezaris in December 2001.

               RELATIONSHIPS WITH INDEPENDENT PUBLIC ACCOUNTANTS

     The board of directors engaged Arthur Andersen LLP as our auditors in 2001. The board of directors is appreciative of the many years of quality service rendered by Arthur Andersen LLP, as its independent auditors. However, in light of the uncertainties created by recent events affecting Arthur Andersen LLP, we are evaluating our options regarding the selection of independent auditors for 2002 based on what is in the best interests of our stockholders. One or more representatives of Arthur Andersen LLP are expected to be present at the annual meeting and will be afforded the opportunity to make a statement if they so desire and to respond to appropriate stockholder questions. During fiscal 2001, we retained Arthur Andersen LLP to provide services in the following categories and amounts:

Audit Fees

     The aggregate fees billed by Arthur Andersen LLP for professional services rendered for the audit of our financial statements for the year ended December 31, 2001 and for the reviews of the financial statements included in our Quarterly Reports on Form 10-Q during the year ended December 31, 2001 were $153,000.

Financial Information Systems Design and Implementation Fees

     Arthur Andersen LLP billed no fees for professional services rendered to us for information technology services relating to financial information systems design and implementation for the year ended December 31, 2001.

All Other Fees

     The aggregate fees billed by Arthur Andersen LLP for services rendered to us, other than the services described above under "Audit Fees" and "Financial Information Systems Design and Implementation Fees," for the year ended December 31, 2001 were $321,200, of which $140,300 was for tax services.

                                OTHER BUSINESS

     We know of no other business to be brought before the annual meeting. If, however, any other business should properly come before the annual meeting, the persons named in the accompanying proxy will vote proxies as in their discretion they may deem appropriate, unless they are directed by a proxy to do otherwise.

               STOCKHOLDER PROPOSALS FOR THE 2003 ANNUAL MEETING

     Stockholders interested in submitting a proposal for inclusion in the proxy materials for our annual meeting of stockholders in 2003 may do so by following the procedures prescribed in SEC Rule l4a-8. To be eligible for inclusion, stockholder proposals must be received by our Corporate Secretary no later than December 31, 2002. Notice of a stockholder proposal submitted outside the procedures of Rule 14a-8 will be considered untimely unless submitted by such date. If a proposal is not submitted by that date, the persons named in our proxy for the 2003 annual meeting will be allowed to exercise their discretionary authority to vote upon any such proposal without the matter having been discussed in the proxy statement for the 2003 annual meeting.

                                                                      APPENDIX A

--------------------------------------------------------------------------------
                                     PROXY


                             [LOGO] SportsLine.com


                Annual Meeting of Stockholders - June 12, 2002

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned stockholder(s) of SportsLine.com, Inc. (the "Company"), a Delaware corporation, hereby acknowledge(s) receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 25, 2002, and hereby appoint(s) Michael Levy and Kenneth W. Sanders and each or either of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of the Company, to be held on June 12, 2002 at 10:00 a.m., local time, at the Company's offices located at 2200 West Cypress Creek Road, Fort Lauderdale, Florida 33309, and at any postponement or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on all matters set forth on the reverse side.

         PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY
                           IN THE ENCLOSED ENVELOPE.


         (Continued, and to be signed and dated, on the reverse side.)
--------------------------------------------------------------------------------

[LOGO] SportsLine.com         VOTE BY INTERNET - www.proxyvote.com
                                                 -----------------
                              Use the Internet to transmit your voting instructions
Investor Relations            and for electronic delivery of information.  Have your
SportsLine.com, Inc.          proxy card in hand when you access the web site.  You
2200 W. Cypress Creek Road    will be prompted to enter your 12-digit Control Number
Fort Lauderdale, FL  33309    which is located below to obtain your records and
                              create an electronic voting instruction form.

                              VOTE BY PHONE - 1-800-690-6903
                              Use any touch-tone telephone to transmit your voting
                              instructions.  Have your proxy card in hand when you
                              call.  You will be prompted to enter your 12-digit
                              Control Number which is located below and then follow
                              the simple instructions the Vote Voice provides you.

                              VOTE BY MAIL
                              Mark, sign and date your proxy card and return it in
                              the postage-paid envelope we've provided or return to
                              SPORTSLINE.COM, INC. c/o ADP, 51 Mercedes Way,
                              Edgewood, NY  11717.


TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:  KEEP THIS PORTION
--------------------------------------------------------------------------------
FOR YOUR RECORDS                             DETACH AND RETURN THIS PORTION ONLY


              THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.


--------------------------------------------------------------------------------

[LOGO] SportsLine.com

 THE DIRECTORS RECOMMEND A VOTE "FOR" EACH OF THE DIRECTORS LISTED BELOW

 Vote on Directors

 1. To elect as Directors of SportsLine.com, Inc. the nominees listed below.

     01)  Thomas Cullen                       For    Withhold     For All
     02)  Richard B. Horrow                   All      All         Except
     03)  Russell I. Pillar

 To withhold authority to vote, mark "For All Except" to the left and write the nominee's number on the line below.

 Vote on Proposals

 2. In their discretion, upon such other matters that may properly come before the meeting or any postponement or adjournments thereof.

 The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted for each of the listed nominees. If any other matters properly come before the meeting, the person named in this proxy will vote in their discretion.

 -----------------------------------------      --------------------------------

 -----------------------------------------      --------------------------------
  Signature [PLEASE SIGN WITHIN BOX]  Date   Signature (Joint Owners)   Date


--------------------------------------------------------------------------------